EXHIBIT 10.1

WINLAND ELECTRONICS, INC.
1950 EXCEL DRIVE
MANKATO, MN  56001

May 11, 2001

Mr. W. Kirk Hankins
2113 Northridge Drive
North Mankato, Minnesota 56003

Re:        Separation Agreement and Release

Dear Kirk:

As we have discussed with you, your employment with Winland Electronics, Inc. (“Winland”) will terminate effective May 31, 2001, due to the announcement of your retirement.  Pursuant to Section 4.1(a) of the Employment Agreement between you and Winland dated January 1, 1999, as amended August 14, 2000, the purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the parties’ agreement concerning your separation from employment and the specific separation pay and benefits that Winland will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

             1.          End of Employment.

                           a.          You agree to resign your employment with Winland effective May 31, 2001.  In addition, effective May 31, 2001, you agree to resign your position as a member of Winland’s Board of Directors and your position as Chairman of Winland’s Board of Directors.

                           b.          Upon your receipt of your final paycheck which includes payment for services through May 31, 2001, less required deductions and withholding, you will have received all compensation and bonuses owed to you by virtue of your employment with Winland or termination thereof.

                           c.          By signing this Agreement, you acknowledge that Winland has already paid you $10,856.22 as reimbursement for the costs you incurred in buying-out the lease for the company automobile.  You acknowledge and agree that you are now the sole owner of the automobile and are responsible for all expenses related to such automobile including, but not limited to, any expenses for automobile insurance, repairs and gas.                            d.          You are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement.

             2.          Separation Pay and Benefits.  Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Winland agrees as follows:

                           a.          To pay you One hundred Thirty-Eight Thousand Seven Hundred Twenty-Nine and 00/100 Dollars ($138,729.00), which is the equivalent of twelve (12) months of your base salary for the period June 1, 2001 through May 31, 2002), less required deductions and withholding, to be paid as follows according to Winland’s regular payroll procedures beginning on the first regular payday after the expiration of the rescission periods described in Paragraph 5 below:

•	$4,934.62, less required deductions and withholding, per pay period through January 4, 2002 (15 total pay periods at this rate);
•	$5,626.93, less required deductions and withholding, per pay period from January 5, 2002 through June 7, 2002 (11 total pay periods at this rate); and
•	$2813.47, less required deductions and withholding, on the pay period dated June 21, 2002 (1 total pay period at this rate).

                           b.          To continue to pay through November 30, 2002 one hundred percent (100%) of the premiums for the family health, dental and life insurance coverage you were receiving under Winland’s group plans as of your termination date.  Winland will discontinue payments under this Paragraph 2.b. before November 30, 2002 if, and at such time as, you (1) are covered or eligible to be covered under the health, dental, or life insurance policy of a new employer, or (2) cease to participate, for whatever reason, in Winland’s group insurance plans.  By your signature below, you acknowledge and agree that Winland may modify or terminate its group insurance plans at any time and that you shall have the same right to participate in Winland’s group insurance plans only as is provided on an equivalent basis to the company’s employees.  You further agree to promptly provide Winland notice if you become covered or eligible to be covered under the health, dental or life insurance policy of a new employer.  Notwithstanding the foregoing, the COBRA period for continuation of your insurance coverage under Winland’s group plans will begin on August 1, 2002.  After November 30, 2002, and for the remainder of the 18-month COBRA period, you may elect to continue to participate in Winland’s group insurance plans at your own cost.

                           c.          To pay you $16,880.79, less required deductions and withholding, which represents payment for six (6) weeks (30 business days) of paid vacation at your base salary.  Such payments will be made in substantially equal amounts according to Winland’s regular payroll procedures beginning on the first regular payday following the completion of Winland’s full payment of the severance pay described in Paragraph 2(a) above.

             3.          Release of Claims.  Specifically in consideration of the separation pay and benefits described in Paragraph 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

                           a.          You hereby do release, agree not to sue, and forever discharge Winland (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort (including but not limited to any claims for breach of contract arising under the Employment Agreement between you and Winland dated January 1, 1999, as amended August 14, 2000), arising out of or in connection with your employment with Winland, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

                           b.          This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employment Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, and any claim for discrimination or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, sexual harassment, or any other protected class status.  You hereby waive any and all relief not provided for in this Agreement.

                           c.          You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against Winland, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws.  If you file, or have filed on your behalf, a charge of discrimination, you agree that the payment described above in Paragraph 2 is in complete satisfaction of any and all claims in connection with such charge.

                           d.          You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k), pension, or profit sharing plan by virtue of your employment with Winland, (2) any rights or claims that may arise after it is signed, (3) the post-employment benefits and payments specifically promised to you under this Agreement, or (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

                           e.          Winland, as used in this Paragraph 3, shall mean Winland Electronics, Inc., and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Winland Electronics, Inc., in their official and individual capacities.

             4.          Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period.  By signing this Agreement, you acknowledge and agree that Winland has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you.  Winland encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

             5.          Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Paragraph 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must

                           a.          Be in writing; and

                           b.          Delivered to the Secretary of Winland, Winland Electronics, Inc., 950 Excel Drive, Mankato, Minnesota 56001, by hand or mail within the required period; and

                           c.          If delivered by mail, the rescission must be postmarked within the required period, properly addressed to the Secretary of Winland, as set forth above, and sent by certified mail, return receipt requested.

This Agreement will be effective upon the expiration of the 15-day period without rescission.  You understand that if you rescind this Agreement in accordance with this Paragraph 5, you will not receive the separation pay or benefits described in Paragraph 2 and you will be obligated to return any such  payment(s) already received.

             6.          Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by Winland are the sole property of Winland.  By signing this Agreement you further agree and represent that you have returned to Winland all of its property, including but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Winland.

             7.          Confidential and Proprietary Information.  By signing this Agreement, you acknowledge and agree that you have had access in your employment with Winland to confidential and proprietary information of Winland and further acknowledge and agree that the release or disclosure of any confidential or proprietary information of Winland will cause Winland irreparable injury.  By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of Winland.  For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, customer lists and information pertaining to customer lists; contact lists; and information about the personal or business affairs of Winland’s customers, vendors, or employees.

             8.          Nondisparagement and Confidentiality.  You promise and agree not to disparage Winland.  You also promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between Winland and any employee or former employee, including yourself.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, provided they agree to keep the information confidential, or as otherwise required by law.

             9.          Remedies.  If you breach any term of this Agreement, Winland may commence legal action and pursue its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement.  If Winland seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

             10.        Non-Admission.  It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by Winland or you of any liability or unlawful conduct whatsoever.  Winland and you specifically deny any liability or unlawful conduct.

             11.        Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of Winland.  In the event of your death, this Agreement shall inure to the benefit of your heirs and legal representatives.  The rights and obligations of this Agreement shall inure to the successors and assigns of Winland.

             12.        Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

             13.        Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

             14.        Full Agreement.  This Agreement contains the full agreement between you and Winland and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for the provisions of Article 5 of the Employment Agreement between you and Winland dated January 1, 1999, as amended August 14, 2001, which shall remain in full force and effect.

             15.        Acknowledgment of Reading and Understanding.  By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Paragraph 3, and understand that the release of claims is a full and final release of all claims you may have against Winland and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

             The offer contained in this Agreement shall expire at 5:00 p.m. on June 4, 2001.  After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing both copies.  Please then return one copy of this Agreement to me in the envelope provided by no later than 5:00 p.m. on June 4, 2001.  You should keep the other copy for your records.

Sincerely,

/s/ Lorin E. Krueger

Winland Electronics, Inc.
By: Lorin E. Krueger
Its: Secretary

ACKNOWLEDGMENT AND SIGNATURE

             By signing below, I, W. Kirk Hankins, acknowledge and agree that I have read this Separation Agreement and Release carefully.  I understand all of its terms.  In signing this Separation Agreement and Release I have not relied on any statements or explanations made by Winland Electronics, Inc. except as specifically set forth in this Separation Agreement and Release.  I have had adequate time to consider whether to sign this Separation Agreement and Release and am voluntarily and knowingly releasing my claims against Winland Electronics, Inc. as defined in this Separation Agreement and Release.  I intend this Separation Agreement and Release to be legally binding.

Date I received this Separation Agreement and Release:        May 11, 2001

Accepted this 12th day of May, 2001.

/s/ W. Kirk Hankins
W. Kirk Hankins